SoFi Reports Third Quarter 2026 with Record Net Revenue of $1.4 Billion, Net Income of $241 Million and Raises Full-Year Guidance
Adjusted Net Revenue up 44% to a record $1.4 billion
Adjusted EBITDA up 70% to a record $470 million
Adjusted Net income of $243 million, with $0.18 EPS
Member growth up 35% to a record 17.1 million members
Product growth up 44% to a record 26.7 million products
Raised 2026 guidance to $5.04 billion adjusted net revenue, $1.66 billion adjusted EBITDA
Introduced 2027 outlook of $6.4 billion adjusted net revenue, $2.24 billion adjusted EBITDA, $0.90 of EPS
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – October 27, 2026 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, everything app for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its third quarter ended September 30, 2026.
“We had exceptional Q3 results against the backdrop of any environment, but they are even more remarkable given how 2026 has unfolded,” said Anthony Noto, CEO of SoFi. “Our focus is simple. We are adding more members, who are using more products, and generating more revenue per product to create the most value for our shareholders over the long run. In less than a decade, we have transformed SoFi from a single-product company into an everything financial app with eight different businesses each generating over $100 million in annualized revenue. Our conviction in the opportunity ahead has never been greater.”
Consolidated Results Summary

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
($ in thousands, except per share amounts)	2026	2025		2026	2025
Consolidated – GAAP
Total net revenue	$1,385,099	$961,600	44%	$3,704,143	$2,588,303	43%
Net income	240,989	139,392	73%	564,312	307,771	83%
Net income attributable to common stockholders – diluted	240,989	139,738	72%	564,704	308,807	83%
Earnings per share attributable to common stockholders – diluted	$0.18	$0.11	64%	$0.41	$0.25	64%
Consolidated – Non-GAAP(1)
Adjusted net revenue	$1,371,124	$949,626	44%	$3,663,906	$2,578,576	42%
Adjusted EBITDA	469,818	276,881	70%	1,167,540	736,301	59%
Adjusted net income	242,986	139,392	74%	570,123	307,771	85%
Adjusted net income attributable to common stockholders – diluted	242,986	139,738	74%	570,515	308,807	85%
Adjusted earnings per share – diluted	$0.18	$0.11	64%	$0.43	$0.26	65%
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(1)For more information and reconciliations of these non-GAAP measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Highlights
•Raising Guidance on Continued Business Momentum. Given the strength and visibility across the business, SoFi raised its 2026 guidance above analyst estimates1, reflecting both the third quarter beat and higher expectations for the fourth quarter of 2026. SoFi now expects $5.04 billion of adjusted net revenue which is a year-over-year increase of 40%, $1.66 billion of adjusted EBITDA, $840.0 million of net income and $0.61 of EPS. The company also introduced 2027 guidance of approximately $6.4 billion adjusted net revenue, $2.24 billion of adjusted EBITDA, $1.28 billion of net income and $0.90 of EPS, all of which are well ahead of analyst estimates1. The 2027 outlook represents approximately 27% adjusted net revenue growth and a net income margin of approximately 20%.
•Delivering Record Results with Durable Growth and Strong Returns. Adjusted net revenue increased 44% year-over-year to $1.4 billion, while adjusted EBITDA increased 70% to $469.8 million, representing a 34% margin. SoFi achieved the Rule of 40 for the 20th consecutive quarter, with a score of 79. SoFi also delivered its 12th consecutive profitable quarter with adjusted net income of $243.0 million, and a return on tangible common equity of approximately 10%. Fee-based revenue reached approximately $570.6 million, representing 42% of total revenue.
•Growing Members, Products and Revenue Per Product. SoFi grew members 35% year-over-year to 17.1 million, adding a record 1.2 million members during the quarter, while products increased 44% to 26.7 million, including a record 2.2 million products added. Products per member increased to approximately 1.56 from 1.47 a year ago and 51% of new products were opened by existing members. This continued growth reflects the strength of SoFi’s Financial Services Productivity Loop (FSPL) strategy, as members use more products, relationships deepen and the opportunity to generate revenue from each relationship expands.
•Achieving Record Loan Originations While Maintaining Strong Credit Performance. Total loan originations reached a record $16.9 billion, including approximately $3.8 billion of Loan Platform Business originations. Lending adjusted net revenue reached approximately $807.4 million, while Lending products increased 39% year-over-year to 3.4 million, and credit performance remained strong and in line with expectations. Personal Loan products reached approximately 2.6 million, Student Loan products reached approximately 760,000 and Home Loan products reached approximately 72,000. Lending adjusted revenue per product increased to approximately $942, compared with approximately $920 in the second quarter of 2026 and $782 in the third quarter of 2025.
•Driving Financial Services Revenue Through Product Growth and Monetization. Financial Services revenue increased 25% year-over-year to approximately $525.1 million, while products grew 44% to 23.2 million. Money and Relay drove the greatest absolute growth, each surpassing 8 million products and increasing 34% and 45%, respectively. Invest grew 37% to more than 4 million products, while Credit Card grew 67% to approximately 656,000 products, with a high percentage of primary card users and strong credit performance. Annualized Financial Services revenue per product increased to approximately $90 in the third quarter from $88 in the second quarter of 2026, reflecting continued monetization through deposits, spending, brokerage, lending referrals, subscriptions, credit card balances and other fee-based services.
•Setting Bold Ambitions for 2030. SoFi now has eight businesses that each generated over $100 million in annualized revenue. By 2030, the Company plans on reaching 100 million products and scaling five businesses to more than $1 billion in revenue, five businesses to more than $500 million in revenue and five businesses to more than $100 million in revenue. This reflects SoFi's strategy to evolve from a single-product student loan refinancing business in 2018 to an everything financial app serving 17.1 million members today.
Consolidated Results
SoFi reported a number of record financial achievements. For the third quarter of 2026, record GAAP net revenue of $1.4 billion increased 44% relative to the prior-year period's $961.6 million. Adjusted net revenue of $1.4 billion was also a record, increasing 44% from the prior-year period of $949.6 million.
For the third quarter of 2026, total fee-based revenue reached $570.6 million, representing 42% of total revenue in the quarter and increasing 21% from the prior quarter. This was driven by strong contributions from origination fees, SoFi Tech Solutions revenue, strong performance from our Loan Platform Business, interchange revenue, and brokerage fee revenue.
1 Analyst estimates per FactSet, as of October 26, 2026.

Net interest income of $929.5 million for the third quarter was up 59% year-over-year. This was driven by a 51% increase in average interest-earning assets and a 38 basis point decrease in cost of funds, partially offset by a 3 basis point decrease in average asset yields year-over-year. For the third quarter, net interest margin of 6.14% increased 16 basis points from the prior quarter.
During the quarter, average total deposits comprised 90% of average total liabilities. The average rate paid on deposits in the third quarter was 145 basis points lower than that paid on warehouse facilities, which translates to approximately $745.0 million of annualized interest expense savings due to the successful remixing of our funding base.
Third quarter record adjusted EBITDA of $469.8 million increased 70% from the prior year period's $276.9 million. This represents an adjusted EBITDA margin of 34%.
For the third quarter of 2026, GAAP net income reached $241.0 million and diluted earnings per share reached $0.18.
Equity grew by $218.9 million during the quarter to $11.3 billion and $8.71 of book value per share. Tangible book value grew by $234.7 million during the quarter, ending the period at $9.7 billion. Tangible book value per share was $7.48 at quarter-end, up from $5.97 per share in the prior year period, a 25% increase.
Member and Product Growth
Continued growth in both total members and products in the third quarter is the result of our continued investments in innovation and brand building and reflects the benefits of our broad product suite and unique FSPL strategy. SoFi has reached significant scale whereby member growth, product growth, and revenue per product are key drivers of business performance.
SoFi added a record 1.2 million members in the third quarter of 2026, bringing total members to 17.1 million, up 35% from 12.6 million at the end of the same prior year period.
SoFi also achieved record product additions of 2.2 million in the third quarter of 2026, bringing total products to nearly 26.7 million, up 44% from 18.6 million at the end of the same prior year period.

Members	Products	Products Per Member
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. New member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any.
(1)The company includes SoFi accounts on the SoFi Tech Solutions platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
Financial Services products increased by 44% year-over-year to 23.2 million, primarily driven by continued demand for our SoFi Money, Relay and Invest products, and drove 88% of our total product growth. Financial Services products account for 87% of total products.
Lending products increased by 39% year-over-year to 3.4 million, driven by continued demand for personal, student, and home loan products.
Technology Platform-enabled accounts decreased 11% year-over-year to 140 million, including the impact from a large client which fully transitioned off the platform prior to December 31, 2025. Technology Platform-enabled accounts increased 6 million from the prior quarter.
Financial Services Segment Results
For the third quarter of 2026, Financial Services segment net revenue of $525.1 million increased 25% from the prior year period. Financial services revenue per product was $90 compared to $88 in the second quarter of 2026.
Financial Services segment performance was driven by a combination of noninterest income which increased 13% year-over-year to $243.8 million and net interest income which increased 38% year-over-year to $281.3 million, primarily driven by growth in consumer deposits.
In the third quarter, SoFi's Loan Platform Business added $153.4 million to our consolidated adjusted net revenue. Of this, $151.2 million was driven by $3.8 billion of loans originated on behalf of third parties as well as referrals to third parties.
In addition to our Loan Platform Business, SoFi continued to see healthy growth in interchange fee revenue and brokerage fee revenue. In the third quarter, Financial Services interchange fee revenue was up 77% year-over-year, as a result of $31 billion in total annualized spend in the quarter across SoFi Money and Credit Card. Brokerage fee revenue was up 47% year-over-year, reflecting strong member demand and increased monetization.
Contribution profit for the third quarter of 2026 reached $261.0 million, a $35.5 million improvement over the prior year period, while contribution margin declined 4 percentage points year-over-year to 50%.

Financial Services – Segment Results of Operations
	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2026	2025	% Change	2026	2025	% Change
Net interest income	$281,254	$203,660	38%	$758,046	$570,181	33%
Noninterest income	243,841	215,963	13%	661,870	515,094	28%
Total net revenue – Financial Services	525,095	419,623	25%	1,419,916	1,085,275	31%
Provision for credit losses	(14,737)	(9,199)	60%	(37,383)	(24,869)	50%
Directly attributable expenses	(249,344)	(184,867)	35%	(713,259)	(498,285)	43%
Contribution profit – Financial Services	$261,014	$225,557	16%	$669,274	$562,121	19%
Contribution margin – Financial Services(1)	50%	54%		47%	52%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 7.2 million, or 44%, year-over-year, bringing the total to 23.2 million at quarter-end. SoFi Money reached 8.5 million products, Relay (Coach) reached 8.7 million products, SoFi Invest reached 4.2 million products, Crypto reached 503 thousand products and SoFi Plus reached 273 thousand products by the end of the third quarter.
In the third quarter of 2026, total deposits grew $5.8 billion to $51.3 billion, which included strong growth in member deposits.

Financial Services – Products	September 30,
	2026	2025	% Change
Money(1)	8,501,822	6,336,705	34%
Invest(2)	4,180,957	3,045,078	37%
Credit Card(3)	656,132	392,008	67%
Referred loans(4)	194,465	135,535	43%
Crypto(5)	503,070	—	n/m
SoFi Plus(3)	272,835	—	n/m
At Work	202,554	147,348	37%
Relay (Coach)	8,729,690	6,033,791	45%
Total financial services products	23,241,525	16,090,465	44%

Financial Services revenue per product	$90	$104	(13)%
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(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Beginning in the first quarter of 2026, we updated our SoFi Invest product metric to reflect four products. Prior to this, our SoFi Invest service was composed of two products, self-directed accounts and robo-advisory accounts. Self-directed accounts were previously referred to as active investing accounts. The impact to prior periods was determined to be immaterial, and prior periods were not recast. Beginning in the third quarter of 2026, we further updated our SoFi Invest product metric to reflect two additional products. The two new products, systematic taxable accounts and systematic IRA accounts, reflect our acquisition of Composer, through which members create and deploy systematic portfolio strategies in separate brokerage accounts. The impact to prior periods was determined to be immaterial, and prior periods were not recast.
(3)Beginning in the second quarter of 2026, we updated our Financial Services products to include (i) SoFi Plus, which we relaunched during the quarter with significantly enhanced benefits, while fully transitioning the product to a paid subscription model; and (ii) Smart Card, our secured card (presented above within Credit Card). Beginning in the third quarter of 2026, we updated these products to include Credit Card with Personal Loan Rollover, which is a product that allows members to consolidate their credit card balances to SoFi for a period of time, after which any remaining balance automatically converts to a personal loan. The impact to prior periods for each of these products was determined to be immaterial, and prior periods were not recast.
(4)Limited to loans wherein we provide third party fulfillment services as part of our Loan Platform Business.
(5)During the fourth quarter of 2025, we returned to crypto investing with the launch of SoFi Crypto.

Technology Platform Segment Results
Technology Platform segment net revenue of $87.4 million for the third quarter of 2026 increased 3% from the prior quarter. Compared to the prior year period, segment revenue decreased 24%. This includes the impact from a large client which fully transitioned off the platform prior to December 31, 2025. Excluding that impact, segment revenue increased 18% from the prior year. Contribution profit of $14.2 million reflected a contribution margin of 16%.

Technology Platform – Segment Results of Operations
	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2026	2025	% Change	2026	2025	% Change
Net interest income	$1,030	$432	138%	$2,407	$1,111	117%
Noninterest income	86,338	114,146	(24)%	244,552	326,727	(25)%
Total net revenue – Technology Platform	87,368	114,578	(24)%	246,959	327,838	(25)%
Directly attributable expenses	(73,165)	(82,207)	(11)%	(208,985)	(231,359)	(10)%
Contribution profit	$14,203	$32,371	(56)%	$37,974	$96,479	(61)%
Contribution margin – Technology Platform(1)	16%	28%		15%	29%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
Technology Platform-enabled accounts increased 6 million from the prior quarter. Technology Platform-enabled accounts decreased 11% year-over-year to 140 million.

Technology Platform	September 30,
	2026	2025	% Change
Total accounts	140,440,864	157,859,670	(11)%
Lending Segment Results
For the third quarter of 2026, Lending segment GAAP net revenue of $821.3 million increased 66% from the prior year period, while adjusted net revenue for the segment of $807.4 million increased 68% from the prior year period. Lending GAAP revenue per product was $958 compared to $801 in the prior year period. Lending adjusted revenue per product was $942 compared to $782 in the prior year period, driven by growth in personal loan originations.
Lending segment performance in the third quarter was driven by net interest income, which rose 57% year-over-year. The balance of the growth was primarily driven from loan origination fees which increased 158% from the prior year.
Lending segment third quarter contribution profit of $454.9 million was up 74% from $261.6 million in the corresponding prior-year period. Lending segment adjusted contribution margin was strong at 56%. This strong performance reflects our ability to capitalize on continued strong demand for our lending products.

Lending – Segment Results of Operations
	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2026	2025	% Change	2026	2025	% Change
Net interest income	$670,230	$427,973	57%	$1,743,759	$1,161,269	50%
Noninterest income	151,115	65,409	131%	444,804	188,998	135%
Total net revenue – Lending	821,345	493,382	66%	2,188,563	1,350,267	62%
Servicing rights – change in valuation inputs or assumptions	(13,952)	(11,989)	16%	(40,257)	(9,789)	311%
Residual interests classified as debt – change in valuation inputs or assumptions	(23)	15	(253)%	20	62	(68)%
Directly attributable expenses	(352,436)	(219,808)	60%	(911,973)	(595,295)	53%
Contribution profit – Lending	$454,934	$261,600	74%	$1,236,353	$745,245	66%
Contribution margin – Lending(1)	55%	53%		56%	55%

Adjusted net revenue – Lending (non-GAAP)(2)	$807,370	$481,408	68%	$2,148,326	$1,340,540	60%
Adjusted contribution margin – Lending (non-GAAP)(2)	56%	54%		58%	56%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
(2)For more information and a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Small Business Loans	Total
September 30, 2026
Unpaid principal	$30,902,941	$18,067,482	$1,777,471	$11,481	$50,759,375
Accumulated interest	213,783	102,620	8,102	69	324,574
Cumulative fair value adjustments(1)	1,023,785	348,553	26,721	440	1,399,499
Total fair value of loans(2)(3)	$32,140,509	$18,518,655	$1,812,294	$11,990	$52,483,448
June 30, 2026
Unpaid principal	$26,101,759	$16,134,415	$2,067,122	$—	$44,303,296
Accumulated interest	180,704	81,501	9,450	—	271,655
Cumulative fair value adjustments(1)	1,222,827	704,648	99,586	—	2,027,061
Total fair value of loans(2)(3)	$27,505,290	$16,920,564	$2,176,158	$—	$46,602,012
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(1) During the three months ended September 30, 2026, the cumulative fair value adjustments for personal loans were impacted by a higher unpaid principal balance, offset by a higher weighted average conditional prepayment rate, a higher weighted average discount rate, lower weighted average coupon, and a higher weighted average annual default rate. The higher discount rate was primarily driven by a 76 basis point increase in benchmark rates. The cumulative fair value adjustments for student loans were impacted by a higher unpaid principal balance, a lower weighted average conditional prepayment rate, a higher weighted average coupon, offset by a higher weighted average discount rate, and higher weighted average default rate. The higher discount rate was primarily driven by a 90 basis point increase in benchmark rates.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.

The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	September 30, 2026	June 30, 2026	September 30, 2026	June 30, 2026
Weighted average coupon rate(1)	12.78%	12.89%	6.01%	5.89%
Weighted average annual default rate	5.10%	4.77%	0.89%	0.73%
Weighted average conditional prepayment rate	25.87%	25.77%	10.17%	10.99%
Weighted average discount rate	5.56%	4.97%	5.11%	4.29%
Benchmark rate(2)	4.75%	3.99%	4.80%	3.90%
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(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans and four-year SOFR for student loans.
For the third quarter of 2026, record origination volume of $16.9 billion increased 71% year-over-year. This was a result of continued strong member demand for personal loans, student loans and home loans as well as strong demand from capital markets partners.
Record personal loan originations of $12.6 billion in the third quarter of 2026 were up 69% year-over-year, inclusive of $3.6 billion originated on behalf of third parties through our Loan Platform Business. SoFi's multichannel strategy continues to allow us to serve more members and provide revenue diversification.
Third quarter student loan volume of $2.9 billion was up 96% year-over-year. This marked the highest quarter of student loan originations in SoFi's history.
Home loan volume was $1.4 billion, an increase of 44% year-over-year. Home equity loan originations were strong during the third quarter, accounting for approximately 40% of total home loan volume.
Capital markets activity in the third quarter of 2026 was strong. Overall, SoFi sold, or transferred through our Loan Platform Business, more than $5.3 billion in total of personal loans, home loans and small business loans. In terms of home loan sales, we closed $1.4 billion at a blended execution of 103.6%.
During the quarter, SoFi executed one co-contributor securitization of loans previously originated through our Loan Platform Business, totaling $460 million. This marked the eighth securitization of new collateral under our SoFi Consumer Loan Program (SCLP) since 2021 using collateral originated in the Loan Platform Business. Importantly, this channel provides our partners with meaningful liquidity to support their ongoing investment in the Loan Platform Business. The transaction priced at industry-leading cost-of-funds levels, with a weighted average spread of 83 basis points.
Credit performance for personal loans remained strong in the third quarter, in line with expectations. Excluding the impact of late stage delinquent loan sales, it is estimated that, including recoveries, the all-in annualized net charge-off rate for personal loans would have been approximately 3.4%, a 30 basis point improvement from the prior quarter and an 80 basis point improvement from the prior year period, driven by an improvement in the underlying performance as well as strong growth in average loans.
The personal loan annualized charge-off rate decreased 34 basis points year-over-year to 2.26%, which includes the impact of asset sales, new originations and delinquency sales in the quarter. The student loan annualized charge-off rate increased to 63 basis points from 61 basis points in the prior quarter, and decreased from 69 basis points in the prior-year period.
The on-balance sheet 90-day delinquency rates for both personal loans and student loans were relatively consistent with the prior year.
The data continues to support a 7–8% maximum cumulative net loss assumption for personal loans, in line with SoFi's underwriting tolerance.
Recent vintages, originated from the fourth quarter of 2022 to fourth quarter of 2025 have net cumulative losses of 4.71%, with 33% unpaid principal balance remaining. This is well below the 6.62% observed at the same point in time for the 2017 vintage which is the last vintage that approached our 7-8% tolerance. The gap between the newer cohort curve and the 2017 cohort curve improved by 19 basis points, after improving 15 basis points last quarter, demonstrating continued improvement.
Additionally, of the first quarter of 2020 through the second quarter of 2026 originations, 62% of principal has already been paid down, with 6.7% in net cumulative losses. Therefore, for life-of-loan losses on this entire cohort of loans to reach 8%, the charge-off rate on the remaining 38% of unpaid principal would need to be approximately 10%. This would be well above past levels, providing us further confidence in achieving loss rates below our 8% tolerance.

Lending – Originations and Average Balances
	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2026	2025		2026	2025
Origination volume ($ in thousands, during period)
Personal loans(1)	$12,622,140	$7,488,879	69%	$31,680,748	$19,994,466	58%
Student loans	2,922,068	1,491,724	96%	8,222,536	3,676,513	124%
Home loans(2)	1,361,024	944,651	44%	3,979,073	2,261,290	76%
Small business loans(2)	27,051	—	n/m	27,051	—	n/m
Total	$16,932,283	$9,925,254	71%	$43,909,408	$25,932,269	69%
Average loan balance ($, as of period end)(3)
Personal loans	$25,235	$25,964	(3)%
Student loans	44,113	42,211	5%
Home loans	218,005	254,660	(14)%
Small business loans	37,702	—	n/m
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(1)Inclusive of origination volume related to our Loan Platform Business and credit card with personal loan rollover loans.
(2)Inclusive of origination volume related to our Loan Platform Business.
(3)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on our balance sheet, as well as transferred loans and referred loans with which SoFi has continuing involvement through our servicing agreements.

Lending – Products	September 30,
	2026	2025	% Change
Personal loans(1)	2,598,719	1,791,918	45%
Student loans	759,726	622,840	22%
Home loans(1)	71,609	47,830	50%
Total lending products	3,430,054	2,462,588	39%

Lending revenue per product (GAAP)	958	801	20%
Lending adjusted revenue per product (non-GAAP)	$942	$782	20%
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(1)Includes loans which we originate as part of our Loan Platform Business.
Guidance and Outlook
For the full year, management increases its revenue outlook. Management now expects to deliver adjusted net revenue of approximately $5.04 billion which implies approximately 40% annual adjusted net revenue growth year-over-year. Management now expects adjusted EBITDA of approximately $1.66 billion, which equates to an annual adjusted EBITDA margin of approximately 33%. Management also continues to expect adjusted net income of approximately $840 million, which equates to a margin of approximately 17%, and adjusted EPS of approximately 61 cents per share.
For 2026, management continues to expect to increase total members by at least 30% year-over-year.

Based on the broad based momentum in the business, in 2027, management expects to deliver adjusted net revenue of approximately $6.4 billion which implies approximately 27% annual adjusted net revenue growth year-over-year. Management expects adjusted EBITDA of approximately $2.24 billion, which equates to an annual adjusted EBITDA margin of approximately 35%. Management expects adjusted net income of approximately $1.28 billion, reflecting an adjusted net income margin of approximately 20%. Management expects adjusted EPS of approximately 90 cents per share.

Management will further address guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the full year 2026 and 2027 adjusted net revenue, revenue growth, net income margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, and new members, our expectations regarding the revenue diversification benefits of our multichannel personal loan origination and sale strategy, our expectations regarding our ability to continue to grow our business, including scaling five businesses to more than $1 billion in revenue, five businesses to more than $500 million in revenue and five businesses to more than $100 million in revenue by 2030, deliver superior financial returns, build our brand and launch new business lines and products, our ability to continue to drive momentum, deepen member engagement, and increase cross-buy, our expectations regarding the size of our market opportunity, our ability to continue to attract and execute deals, our ability to continue to improve our financials and increase our member, product and total accounts count, our ability to achieve diversified and more durable growth, including our ability to continue to grow our Loan Platform Business, our ability to continue the momentum seen in prior financial periods, our ability to have loss rates below 8%, our ability to navigate the macroeconomic, geopolitical and regulatory environment, any changes in demand for our products, and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “believe”, “continue”, “expect”, “capable” “future”, “growth”, “may”, “opportunity”, “plan”, “potential”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including economic downturns, fluctuating inflation and interest rates, and volatility from macroeconomic, global, and political events, including announced or planned tariffs; (ii) our ability to maintain net income profitability, continue to increase fee-based revenue streams, continue to grow across our segments in the future, as well as our ability to meet our guidance; (iii) the impact on our business of the regulatory environment, changes in governmental policies, changes in personnel and resources of the governmental agencies that regulate us, and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits of our marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively; (viii) our ability to access sources of capital on acceptable terms or at all; (ix) the success of our continued investments in our business; (x) our ability to expand our member base, increase our product adds, increase cross-buy and increase revenue per product; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to cater to a broad range of clients and continue to execute deals with current or future business partners; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our ability to maintain the security and reliability of our products; and (xviii) the outcome of any legal or governmental proceedings instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last annual report on Form 10-K, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about certain non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). Our management and Board of Directors uses these non-GAAP measures to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures. Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
About SoFi
SoFi Technologies (NASDAQ: SOFI) is the everything app for digital financial services on a mission to help people achieve financial independence to realize their ambitions. 17.1 million members trust SoFi to borrow, save, spend, invest, and protect their money and buy, sell and hold their crypto – all in one app – and get access to financial planners, exclusive experiences, and a thriving community. Banks, fintechs, and brands use innovative capabilities from SoFi Tech Solutions to serve over 140 million global accounts. For more information, visit www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (X and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Contact
Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Company Metrics
6.    Segment Financials
7.    Fee-Based Revenue
8.    Analysis of Charge-Offs
9.    Regulatory Capital

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In Thousands, Except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Interest income
Loans and securitizations	$1,260,897	$830,156	$3,260,975	$2,281,894
Other	82,266	61,405	223,712	165,884
Total interest income	1,343,163	891,561	3,484,687	2,447,778
Interest expense
Securitizations and warehouses	21,631	29,849	50,461	87,643
Deposits	376,338	264,901	984,030	723,532
Corporate borrowings	10,800	11,595	32,126	34,527
Other	4,942	102	7,435	399
Total interest expense	413,711	306,447	1,074,052	846,101
Net interest income	929,452	585,114	2,410,635	1,601,677
Noninterest income
Loan origination, sales, securitizations and servicing	152,305	65,431	444,921	189,091
Technology products and solutions	55,679	89,707	157,489	266,940
Loan platform fees	151,164	164,897	430,349	385,052
Crypto transaction revenue	161,606	—	417,466	—
Cost of crypto transaction revenue	(159,973)	—	(413,798)	—
Net crypto transaction revenue	1,633	—	3,668	—
Other	94,866	56,451	257,081	145,543
Total noninterest income	455,647	376,486	1,293,508	986,626
Total net revenue	1,385,099	961,600	3,704,143	2,588,303
Provision for credit losses	14,738	9,199	37,388	24,912
Noninterest expense
Technology and product development	197,656	167,144	576,607	475,496
Sales and marketing	444,015	286,878	1,171,951	789,798
Cost of operations	209,740	161,423	581,002	447,380
General and administrative	201,118	188,405	615,502	510,192
Total noninterest expense	1,052,529	803,850	2,945,062	2,222,866
Income before income taxes	317,832	148,551	721,693	340,525
Income tax expense	(76,843)	(9,159)	(157,381)	(32,754)
Net income	$240,989	$139,392	$564,312	$307,771

Earnings per share
Earnings per share – basic	$0.19	$0.12	$0.44	$0.27
Earnings per share – diluted	$0.18	$0.11	$0.41	$0.25
Weighted average common stock outstanding – basic	1,292,541	1,171,205	1,284,450	1,125,670
Weighted average common stock outstanding – diluted	1,357,811	1,291,011	1,362,593	1,220,053

Table 2
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Total net revenue (GAAP)	$1,385,099	$961,600	$3,704,143	$2,588,303
Servicing rights – change in valuation inputs or assumptions(1)	(13,952)	(11,989)	(40,257)	(9,789)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(23)	15	20	62
Adjusted net revenue (non-GAAP)	$1,371,124	$949,626	$3,663,906	$2,578,576
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
The following table reconciles adjusted net revenue for the Lending segment to total net revenue, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Lending
Total net revenue – Lending (GAAP)	$821,345	$493,382	$2,188,563	$1,350,267
Servicing rights – change in valuation inputs or assumptions(1)	(13,952)	(11,989)	(40,257)	(9,789)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(23)	15	20	62
Adjusted net revenue – Lending (non-GAAP)	$807,370	$481,408	$2,148,326	$1,340,540
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Lending adjusted revenue per product
Lending adjusted revenue per product is a non-GAAP measure. Lending adjusted revenue per product is defined as adjusted net revenue — Lending, divided by total Lending products. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue. Management believes this measure is useful because it enables management and investors to assess how much revenue we generate per product and how much we monetize member relationships.
The following table reconciles lending adjusted revenue per product for the Lending segment to revenue per product, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended
	September 30,	June 30,	September 30,
($ in thousands, except for product amounts)	2026	2026	2025
Lending
Total net revenue – Lending (GAAP)	$821,345	$724,798	$493,382
Adjusted net revenue – Lending (non-GAAP)	$807,370	$711,672	$481,408

Total Lending Products	3,430,054	3,093,359	2,462,588

Lending revenue per product (GAAP)(1)	$958	$937	$801
Lending adjusted revenue per product (non-GAAP)(1)	$942	$920	$782
___________________
(1)Revenue per product amounts are annualized.
Adjusted Noninterest Income
Adjusted noninterest income is a non-GAAP measure. Adjusted noninterest income is defined as noninterest income, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust noninterest income to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations.
The following table reconciles adjusted noninterest income to noninterest income, the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Noninterest income (GAAP)	$455,647	$376,486	$1,293,508	$986,626
Servicing rights – change in valuation inputs or assumptions(1)	(13,952)	(11,989)	(40,257)	(9,789)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(23)	15	20	62
Adjusted noninterest income (non-GAAP)	$441,672	$364,512	$1,253,271	$976,899
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
The following table reconciles adjusted noninterest income for the Lending segment to noninterest income, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Lending
Noninterest income – Lending (GAAP)	$151,115	$65,409	$444,804	$188,998
Servicing rights – change in valuation inputs or assumptions(1)	(13,952)	(11,989)	(40,257)	(9,789)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(23)	15	20	62
Adjusted noninterest income – Lending (non-GAAP)	$137,140	$53,435	$404,567	$179,271

___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Contribution Margin and Incremental Adjusted Contribution Margin — Lending
Adjusted contribution margin and incremental adjusted contribution margin are non-GAAP measures and relate only to our Lending segment. Adjusted contribution margin is defined as segment contribution profit for the Lending segment, divided by adjusted net revenue for the Lending segment, a non-GAAP measure. Incremental adjusted contribution margin is defined as the change in segment contribution profit for our Lending segment, divided by change in adjusted net revenue for the Lending segment. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue.
Management believes adjusted contribution margin metrics are useful because they enable management and investors to assess the underlying operating performance of our Lending segment, by removing the impact of changes in volume over periods to present a comparable view of segment contribution profit, which is a measure of the direct profitability of each of our reportable segments, as a percentage of segment adjusted net revenue for the Lending segment during each period.
The following table presents a reconciliation of adjusted contribution margin and incremental adjusted contribution margin for our reportable Lending segment:

	Three Months Ended September 30,		2026 vs 2025	Nine Months Ended September 30,		2026 vs 2025
($ in thousands)	2026	2025	$ Change	2026	2025	$ Change
Lending
Contribution profit – Lending (GAAP)	$454,934	$261,600	$193,334	$1,236,353	$745,245	$491,108
Net revenue – Lending (GAAP)	821,345	493,382	327,963	2,188,563	1,350,267	838,296
Contribution margin – Lending (GAAP)(1)	55%	53%		56%	55%
Incremental contribution margin – Lending (GAAP)(1)	59%			59%

Adjusted net revenue – Lending (non-GAAP)(2)	$807,370	$481,408	$325,962	$2,148,326	$1,340,540	$807,786
Adjusted contribution margin – Lending (non-GAAP)	56%	54%		58%	56%
Incremental adjusted contribution margin – Lending (non-GAAP)	59%			61%
___________________
(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue. Incremental contribution margin for each of our reportable segments is defined as the change in segment contribution profit divided by change in net revenue.
(2)Refer to ‘Adjusted Net Revenue’ above for reconciliation of this non-GAAP measure.
Adjusted EBITDA, Adjusted EBITDA Margin and Incremental Adjusted EBITDA Margin
Adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are non-GAAP measures. Adjusted EBITDA is defined as net income, adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) foreign currency impacts related to operations in highly inflationary countries, (vi) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (vii) restructuring charges, (viii) transaction-related expenses, (ix) certain legal matters, and (x) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue. Incremental adjusted EBITDA margin is defined as the change in adjusted EBITDA, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are useful measures for period-over-period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non-cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.

The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin and incremental adjusted EBITDA margin:

	Three Months Ended September 30,		2026 vs 2025	Nine Months Ended September 30,		2026 vs 2025
($ in thousands)	2026	2025	$ Change	2026	2025	$ Change
Net income (GAAP)	$240,989	$139,392	$101,597	$564,312	$307,771	$256,541
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	10,800	11,595	(795)	32,126	34,527	(2,401)
Income tax expense(2)	76,843	9,159	67,684	157,381	32,754	124,627
Depreciation and amortization	81,251	59,245	22,006	221,935	171,271	50,664
Share-based expense	70,884	66,469	4,415	219,761	193,481	26,280
Foreign currency impact of highly inflationary subsidiaries(3)	319	2,954	(2,635)	1,656	5,296	(3,640)
Servicing rights – change in valuation inputs or assumptions(4)	(13,952)	(11,989)	(1,963)	(40,257)	(9,789)	(30,468)
Residual interests classified as debt – change in valuation inputs or assumptions(5)	(23)	15	(38)	20	62	(42)
Restructuring charges(6)	2,654	41	2,613	5,296	928	4,368
Transaction-related expense(7)	53	—	53	5,310	—	5,310
Total adjustments	228,829	137,489	91,340	603,228	428,530	174,698
Adjusted EBITDA (non-GAAP)	$469,818	$276,881	$192,937	$1,167,540	$736,301	$431,239

Total net revenue (GAAP)	$1,385,099	$961,600	$423,499	$3,704,143	$2,588,303	$1,115,840
Net income margin (GAAP)	17%	14%		15%	12%
Incremental net income margin (GAAP)	24%			23%

Adjusted net revenue (non-GAAP)(8)	$1,371,124	$949,626	$421,498	$3,663,906	$2,578,576	$1,085,330
Adjusted EBITDA margin (non-GAAP)	34%	29%		32%	29%
Incremental adjusted EBITDA margin (non-GAAP)	46%			40%
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.
(2)The income tax expense recognized in both periods was primarily attributable to the Company’s profitability, partially offset by discrete tax benefits for stock compensation recorded in each quarter.
(3)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment.
(4)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(5)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(6)Restructuring charges in the 2026 periods included employee-related wages, benefits and severance associated with a small reduction in headcount in our Technology Platform segment, which do not reflect expected future operating expenses and are not indicative of our core operating performance. Restructuring charges in 2025 relate to legal entity restructuring.
(7)Transaction-related expenses in 2026 periods primarily included financial advisory and professional services costs associated with our acquisitions of Composer and Peach.
(8)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Tangible Book Value and Tangible Book Value per Common Share
Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets, net of related deferred tax liabilities. Tangible book value per common share represents tangible book value at period-end divided by common stock outstanding at period-end. Prior periods were revised to conform with this presentation.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

($ and shares in thousands, except per share amounts)	September 30, 2026	September 30, 2025
Equity (GAAP)	$11,295,137	$8,779,963
Non-GAAP adjustments:
Goodwill	(1,425,159)	(1,393,505)
Intangible assets	(208,093)	(247,845)
Related deferred tax liabilities	43,074	48,141
Tangible book value (as of period end) (non-GAAP)	$9,704,959	$7,186,754

Common stock outstanding (as of period end)	1,296,617	1,204,570

Book value per common share (GAAP)	$8.71	$7.29
Tangible book value per common share (non-GAAP)	$7.48	$5.97
Adjusted Net Income, Adjusted Net Income Margin, Incremental Adjusted Net Income Margin and Adjusted EPS
Adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted diluted earnings per share are non-GAAP measures. Adjusted net income is defined as net income, adjusted to exclude, as applicable, transaction-related expense, restructuring charges, goodwill impairment expense, certain legal matters and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance.
Adjusted diluted earnings per share (“adjusted EPS”) is a non-GAAP financial measure that adjusts GAAP diluted earnings per share. Adjusted EPS is computed by dividing net income attributable to common stockholders, adjusted to exclude, as applicable, transaction-related expense, restructuring charges, goodwill impairment expense, certain legal matters and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance, by the diluted weighted average number of shares of common stock outstanding during the period, excluding the dilutive impact of the 2026 and 2029 convertible notes under the if-converted method for which the 2026 and 2029 capped call transactions, respectively, would deliver cash or shares to offset dilution. The exclusions of transaction-related expense and restructuring charges were effective beginning in the second quarter of 2026. The impact to prior periods was determined to be immaterial, and therefore prior periods were not recast.
Adjusted net income margin is computed as adjusted net income divided by adjusted net revenue. Incremental adjusted net income margin is defined as the change in adjusted net income, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted EPS are useful because they enable management and investors to assess our core operating performance or results of operations, by removing the effects of certain non cash items and charges to present a comparable view for period over period comparisons of our business.

The following table: (i) reconciles adjusted net income to net income, the most directly comparable GAAP measure, (ii) reconciles adjusted EPS to diluted earnings per share, the most directly comparable GAAP measure, and (iii) presents the computations of adjusted net income margin and incremental adjusted net income margin.

	Three Months Ended September 30,		2026 vs 2025	Nine Months Ended September 30,		2026 vs 2025
($ and shares in thousands, except per share amounts)(1)	2026	2025	$ Change	2026	2025	$ Change
Net income (GAAP)	$240,989	$139,392	$101,597	$564,312	$307,771	$256,541
Non-GAAP adjustments:
Restructuring charges	2,654	—	2,654	3,336	—	3,336
Transaction-related expense	53	—	53	4,437	—	4,437
Tax impacts from adjustments	(710)	—	(710)	(1,962)	—	(1,962)
Adjusted net income (non-GAAP)	$242,986	$139,392	$103,594	$570,123	$307,771	$262,352

Numerator:
Net income attributable to common stockholders – diluted (GAAP)(2)	$240,989	$139,738		$564,704	$308,807
Non-GAAP adjustments:
Restructuring charges	2,654	—		3,336	—
Transaction-related expense	53	—		4,437	—
Tax impacts from adjustments	(710)	—		(1,962)	—
Adjusted net income attributable to common stockholders – diluted (non-GAAP)	$242,986	$139,738		$570,515	$308,807
Denominator:
Weighted average common stock outstanding – diluted	1,357,811	1,291,011		1,362,593	1,220,053
Non-GAAP adjustments:
Dilutive impact of convertible notes(3)	(26,378)	(20,630)		(25,274)	(25,614)
Adjusted weighted average common stock outstanding — diluted (non-GAAP)	1,331,432	1,270,381		1,337,319	1,194,439

Earnings per share – diluted (GAAP)(2)	$0.18	$0.11		$0.41	$0.25
Impact of adjustments per share	—	—		0.02	0.01
Adjusted earnings per share – diluted (non-GAAP)(2)	$0.18	$0.11		$0.43	$0.26

Net income margin (GAAP)	17%	14%		15%	12%

Adjusted net revenue (non-GAAP)(4)	$1,371,124	$949,626		$3,663,906	$2,578,576
Adjusted net income margin (non-GAAP)	18%	15%		16%	12%
Incremental adjusted net income margin (non-GAAP)	25%			24%
____________________
(1)Certain amounts may not recalculate exactly using the rounded amounts provided. Earnings per share is calculated based on unrounded numbers.
(2)Diluted earnings per share and diluted net income attributable to common stockholders exclude gain on extinguishment of debt, net of tax, as well as interest expense incurred, net of tax, associated with convertible note activity during the period as evaluated under the if-converted method.
(3)This non-GAAP adjustment excludes the dilutive impact of the 2026 and 2029 convertible notes, to the extent that the 2026 and 2029 capped call transactions, respectively, would deliver cash or shares to offset dilution.
(4)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$2,809,582	$4,929,452
Restricted cash and restricted cash equivalents	789,194	427,321
Investment securities (includes available-for-sale securities of $4,745,323 and $2,454,453 at fair value with associated amortized cost of $4,897,251 and $2,434,627, as of September 30, 2026 and December 31, 2025, respectively)	4,992,659	2,575,607
Loans held for sale (includes $33,964,793 and $22,745,783 at fair value, as of September 30, 2026 and December 31, 2025, respectively)	34,014,991	22,862,749
Loans held for investment, at fair value	18,518,655	13,657,578
Loans held for investment, at amortized cost (less allowance for credit losses of $61,114 and $50,934, as of September 30, 2026 and December 31, 2025, respectively)	1,208,597	1,516,736
Servicing rights	364,617	378,178
Property, equipment and software	558,355	416,448
Goodwill	1,425,159	1,393,505
Intangible assets	208,093	231,919
Operating lease right-of-use assets	103,117	93,941
Other assets (less allowance for credit losses of $1,007 and $2,998, as of September 30, 2026 and December 31, 2025, respectively)	2,773,757	2,177,044
Total assets	$67,766,776	$50,660,478
Liabilities and equity
Liabilities:
Deposits:
Interest-bearing deposits	$51,188,033	$37,387,350
Noninterest-bearing deposits	136,989	118,045
Total deposits	51,325,022	37,505,395
Accounts payable, accruals and other liabilities	1,167,208	743,716
Operating lease liabilities	116,010	106,190
Debt	3,862,925	1,815,162
Residual interests classified as debt	474	520
Total liabilities	56,471,639	40,170,983
Commitments, guarantees, concentrations and contingencies
Equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,296,617,325 and 1,270,568,878 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	129	126
Additional paid-in capital	11,679,736	11,302,668
Accumulated other comprehensive income (loss)	(124,762)	10,979
Accumulated deficit	(259,966)	(824,278)
Total equity	11,295,137	10,489,495
Total liabilities and equity	$67,766,776	$50,660,478

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$3,339,691	$28,971	3.44%	$3,193,611	$30,623	3.80%
Investment securities	4,696,331	55,415	4.68	2,473,653	32,193	5.16
Loans	52,047,580	1,258,777	9.60	34,060,743	828,745	9.65
Total interest-earning assets	60,083,602	1,343,163	8.87	39,728,007	891,561	8.90
Total noninterest-earning assets	5,295,969			4,106,272
Total assets	$65,379,571			$43,834,279
Liabilities and Equity
Interest-bearing liabilities:
Demand deposits	$3,904,528	$9,995	1.02%	$2,379,703	$2,855	0.48%
Savings deposits	37,628,292	296,170	3.12	27,293,558	249,208	3.62
Time deposits	7,078,150	70,174	3.93	1,174,096	12,838	4.34
Total interest-bearing deposits	48,610,970	376,339	3.07	30,847,357	264,901	3.41
Warehouse facilities	1,756,941	20,030	4.52	2,089,297	27,965	5.31
Securitization debt	46,821	422	3.58	58,783	523	3.53
Other debt	2,238,019	16,920	3.00	1,758,756	13,058	2.95
Total debt	4,041,781	37,372	3.67	3,906,836	41,546	4.22
Residual interests classified as debt	501	—	—	540	—	—
Total interest-bearing liabilities	52,653,252	413,711	3.12	34,754,733	306,447	3.50
Total noninterest-bearing liabilities	1,432,337			928,670
Total liabilities	54,085,589			35,683,403
Total equity	11,293,982			8,150,876
Total liabilities and equity	$65,379,571			$43,834,279

Net interest income		$929,452			$585,114
Net interest margin			6.14%			5.84%

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$3,815,762	$99,150	3.47%	$2,897,624	$81,696	3.77%
Investment securities	3,709,699	130,284	4.70	2,260,530	88,415	5.23
Loans	45,981,864	3,255,253	9.47	31,131,974	2,277,667	9.78
Total interest-earning assets	53,507,325	3,484,687	8.71	36,290,128	2,447,778	9.02
Total noninterest-earning assets	4,957,936			3,959,529
Total assets	$58,465,261			$40,249,657
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$3,655,449	$28,726	1.05%	$2,194,369	$7,922	0.48%
Savings deposits	35,693,402	853,538	3.20	25,430,891	692,273	3.64
Time deposits	3,455,206	101,767	3.94	676,466	23,337	4.61
Total interest-bearing deposits	42,804,057	984,031	3.07	28,301,726	723,532	3.42
Warehouse facilities	1,323,658	45,367	4.58	2,075,066	82,229	5.30
Securitization debt	49,872	1,340	3.59	64,912	1,658	3.41
Other debt	1,994,813	43,314	2.90	1,757,225	38,682	2.94
Total debt	3,368,343	90,021	3.57	3,897,203	122,569	4.20
Residual interests classified as debt	510	—	—	558	—	—
Total interest-bearing liabilities	46,172,910	1,074,052	3.11	32,199,487	846,101	3.51
Total noninterest-bearing liabilities	1,278,959			901,605
Total liabilities	47,451,869			33,101,092
Total equity	11,013,392			7,148,565
Total liabilities and equity	$58,465,261			$40,249,657

Net interest income		$2,410,635			$1,601,677
Net interest margin			6.02%			5.90%

Table 5
Company Metrics

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Members	17,074,272	15,814,418	14,706,040	13,651,002	12,642,375	11,745,572	10,915,811	10,127,323	9,372,615
Total Products	26,671,579	24,380,974	22,159,146	20,168,142	18,553,053	17,142,041	15,915,425	14,745,435	13,650,730
Total Products — Lending segment	3,430,054	3,093,359	2,831,352	2,633,186	2,462,588	2,280,368	2,129,833	2,010,354	1,890,761
Total Products — Financial Services segment	23,241,525	21,287,615	19,327,794	17,534,956	16,090,465	14,861,673	13,785,592	12,735,081	11,759,969
Total Accounts — Technology Platform segment	140,440,864	134,804,238	132,874,105	128,461,873	157,859,670	160,046,369	158,432,347	167,713,818	160,179,299

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, inclusive of loans which we originate as part of our Loan Platform Business, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including Smart Card accounts, credit card with personal loan rollover loans and accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts, SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts), and SoFi Crypto accounts that have been opened through our platform through the reporting date, as well as active SoFi Plus subscriptions as of the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of six products: IRA self-directed accounts, taxable self-directed accounts, IRA robo-advisory accounts, taxable robo-

advisory accounts, systematic taxable accounts and IRA systematic accounts. Our members can select any one or combination of the SoFi Invest products. If a member has multiple SoFi Invest accounts of the same products, such as one IRA self-directed account and one IRA robo-advisory account (or one tax-advantaged brokerage account and one taxable brokerage account), those are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at SoFi Technology Solutions as of the reporting date. We include intercompany accounts on the SoFi Technology Solutions platform as a service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for other products and solutions for which the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials
(Unaudited)

	Quarter Ended
($ and shares in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Lending
Net interest income	$670,230	$573,298	$500,231	$444,763	$427,973	$372,675	$360,621	$345,210	$316,268
Total noninterest income	151,115	151,500	142,189	53,919	65,409	70,837	52,752	72,586	79,977
Total net revenue	821,345	724,798	642,420	498,682	493,382	443,512	413,373	417,796	396,245
Adjusted net revenue – Lending(1)	807,370	711,672	629,284	486,466	481,408	446,798	412,334	422,783	391,892
Contribution profit – Lending(2)	454,934	399,033	382,386	271,655	261,600	244,710	238,935	245,958	238,928
Technology Platform
Net interest income	$1,030	$1,022	$355	$394	$432	$266	$413	$473	$629
Total noninterest income	86,338	83,483	74,731	121,979	114,146	109,567	103,014	102,362	101,910
Total net revenue(2)	87,368	84,505	75,086	122,373	114,578	109,833	103,427	102,835	102,539
Contribution profit – Technology Platform	14,203	11,772	11,999	47,934	32,371	33,195	30,913	32,107	32,955
Financial Services
Net interest income	$281,254	$249,052	$227,740	$207,810	$203,660	$193,322	$173,199	$160,337	$154,143
Total noninterest income	243,841	217,226	200,803	248,931	215,963	169,211	129,920	96,183	84,165
Total net revenue	525,095	466,278	428,543	456,741	419,623	362,533	303,119	256,520	238,308
Contribution profit – Financial Services(2)	261,014	212,676	195,584	230,788	225,557	188,232	148,332	114,855	99,758
Corporate/Other
Net interest income (expense)	$(23,062)	$(35,177)	$(35,338)	$(35,688)	$(46,951)	$(48,426)	$(35,507)	$(35,851)	$(40,030)
Total noninterest income (loss)	(25,647)	(21,728)	(10,343)	(17,057)	(19,032)	(12,508)	(12,653)	(7,175)	59
Total net revenue (loss)(2)	(48,709)	(56,905)	(45,681)	(52,745)	(65,983)	(60,934)	(48,160)	(43,026)	(39,971)
Consolidated
Net interest income	$929,452	$788,195	$692,988	$617,279	$585,114	$517,837	$498,726	$470,169	$431,010
Total noninterest income	455,647	430,481	407,380	407,772	376,486	337,107	273,033	263,956	266,111
Total net revenue	1,385,099	1,218,676	1,100,368	1,025,051	961,600	854,944	771,759	734,125	697,121
Adjusted net revenue(1)	1,371,124	1,205,550	1,087,232	1,012,835	949,626	858,230	770,720	739,112	689,445
Net income	240,989	156,592	166,731	173,549	139,392	97,263	71,116	332,473	60,745
Adjusted EBITDA(1)	469,818	357,821	339,901	317,597	276,881	249,083	210,337	197,957	186,237
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.

Table 7
Fee-Based Revenue
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Loan platform fees	$129,299	$146,890	$364,849	$324,797
Referrals, loan platform business	21,865	18,007	65,500	60,255
Total Loan platform fees	151,164	164,897	430,349	385,052
Referrals, other	4,150	3,695	11,607	8,813
Interchange	49,729	29,089	129,058	78,403
Brokerage	17,959	12,257	51,190	26,784
Loan origination fees	270,851	104,995	607,634	327,751
Technology services	52,400	88,023	151,696	263,585
Net crypto transaction revenue(1)	1,633	—	3,668	—
Other	22,740	5,720	44,506	11,223
Total fee-based revenue	$570,626	$408,676	$1,429,708	$1,101,611
___________________
(1)In the fourth quarter of 2025, the Company launched SoFi Crypto, which gives members the ability to buy, sell and hold digital assets. Net crypto transaction revenue primarily consists of transaction fees earned from facilitating member buy and sell orders on our platform.

Table 8
Analysis of Charge-Offs
(Unaudited)

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$30,613,119	$174,018	2.26%	$20,963,542	$137,342	2.60%
Student loans	17,764,233	28,355	0.63%	11,185,653	19,534	0.69%
Home loans	2,410,880	—	—%	536,756	—	—%
Small business loans	6,188	—	—%	—	—	—%
Secured loans	557,981	—	—%	821,851	—	—%
Credit card	510,287	9,999	7.77%	387,664	6,398	6.55%
Commercial and consumer banking	184,892	84	0.19%	165,277	5	0.01%
Total loans	$52,047,580	$212,456	1.62%	$34,060,743	$163,279	1.90%

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$26,669,857	$515,854	2.59%	$19,339,051	$417,386	2.89%
Student loans	16,063,908	75,540	0.63%	10,117,039	53,878	0.71%
Home loans	1,901,289	—	—%	393,050	—	—%
Small business loans	2,085	—	—%	—	—	—%
Secured loans	678,656	—	—%	782,713	—	—%
Credit card	485,514	26,858	7.40%	341,725	20,953	8.20%
Commercial and consumer banking	180,555	350	0.26%	158,396	9	0.01%
Total loans	$45,981,864	$618,602	1.80%	$31,131,974	$492,226	2.11%

Table 9
Regulatory Capital
(Unaudited)

	September 30, 2026		September 30, 2025
($ in thousands)	Amount(1)	Ratio(1)	Amount	Ratio	Required Minimum(2)
SoFi Technologies
CET1 risk-based capital	$9,520,479	16.9%	$6,719,666	20.0%	7.0%
Tier 1 risk-based capital	9,520,479	16.9%	6,719,666	20.0%	8.5%
Total risk-based capital	9,581,500	17.0%	6,770,083	20.2%	10.5%
Tier 1 leverage	9,520,479	15.0%	6,719,666	16.1%	4.0%
Risk-weighted assets	56,236,976		33,522,251
Quarterly adjusted average assets	63,480,474		41,783,596
___________________
(1)Estimated.
(2)Required minimums presented for risk-based capital ratios include the required capital conservation buffer.